EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2021, relating to the consolidated financial statements of Babcock & Wilcox Enterprises, Inc., appearing in the Annual Report on Form 10-K of Babcock & Wilcox Enterprises, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

June 4, 2021